Exhibit (a)(5)(F)

Excerpt from a Conference Call Held by AmerisourceBergen
Wednesday, January 28, 2015, 11:00 a.m. ET

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STEVE COLLIS, PRESIDENT AND CEO OF AMERISOURCEBERGEN:

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Earlier in January, we signed a definitive agreement to acquire MWI Veterinary Supply, a premier animal health distributor, for $2.5 billion in cash.  We commenced the tender offer for all outstanding shares of MWI on January 26th, and we expect to close the transaction during the March quarter.  As I said when we first announced the deal, ABC has delivered significant growth and shareholder value by staying focused on the pharmaceutical supply chain, where we have developed unparalleled knowledge and expertise, and by bringing a collaborative philosophy to all of our relationships.  Jim Cleary and his team at MWI will be ideal partners with whom to build on that foundation and extend our reach into the growing global animal health sector.  MWI is already well respected for their great success since the company was founded in 1976 and went public in 2005, but we believe that by combining MWI’s legacy of success and innovation, with ABC’s relevant experience in manufacturer and provider services and our global reach, we will create a compelling opportunity to launch the next generation of superior animal health products and services.   I am very excited about the future contributions that Jim and his team will make to AmerisourceBergen, and about the potential for growth that we see ahead.

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Additional Information

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of MWI common stock. AmerisourceBergen has filed with the SEC a tender offer statement on Schedule TO regarding the tender offer described herein, and MWI has filed with the SEC a solicitation/recommendation statement on Schedule 14D-9 regarding such tender offer. MWI’s stockholders are strongly advised to read these tender offer materials, as well as any other documents relating to the tender offer and the associated transactions that are filed with the SEC, carefully and in their entirety, as they may be amended from time to time, because they contain important information about the tender offer that MWI’s stockholders should consider prior to making any decisions with respect to the tender offer. Stockholders of MWI may obtain a free copy of these documents at the website maintained by the SEC at www.sec.gov, by directing a request to the Information Agent at (866) 277-8239 or MWIV@georgeson.com.